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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 7, 2003

MIDWAY GAMES INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-12367 (Commission File Number)	22-2906244 (I.R.S. Employer Identification Number)
2704 West Roscoe Street, Chicago, Illinois 60618 (Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (773) 961-2222

Item 5. Other Events

        Midway Games Inc. (the "Company") is consolidating its Milpitas, California internal product development operations into its existing San Diego product development offices. The Company believes that consolidating its internal California product development operations into one studio will lead to a more efficient and cost-effective product development function. The Company's selling and marketing functions also located in the Milpitas facility will continue operating from that location.

        The Milpitas studio had been developing two titles scheduled for release in 2004. These two titles are no longer in production.

        The closure of the Milpitas internal product development operations affects 116 employees, 103 of whom are directly associated with product development, either through a reduction in staff or relocation to the Company's San Diego, California studio. The employment of 74 employees, 68 of whom were directly associated with product development, was terminated effective February 7, 2003. Prior to the staff reduction, Midway employed approximately 675 employees throughout the world, approximately 470 of whom were directly associated with product development.

        The closure of the Milpitas studio and the relocation of certain assets and employees will result in restructuring charges of approximately $14.0 million, of which approximately $9.2 million are non-cash charges. The restructuring charges include accruals to record employee severance, facilities expenses and to eliminate capitalized product development assets related to the two titles no longer in production.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWAY GAMES INC.
February 7, 2003	By:	/s/ NEIL D. NICASTRO Neil D. Nicastro Chief Executive Officer

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  Item 5. Other Events
SIGNATURE